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                                                                    EXHIBIT 12.1

                             COX COMMUNICATIONS, INC

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
                                                                               STATEMENT SETTING FORTH COMPUTATION OF
                                                                                 RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          YEAR ENDED DECEMBER 31
                                                                        1998       1999        2000          2001        2002
                                                                     -----------------------------------------------------------
                                                                                         (DOLLARS IN MILLIONS)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest    $ 1,270.7  $    900.5   $ 1,995.1     $   109.1   $  (236.8)
Income tax expense (benefit)                                             822.8       580.0       877.0          94.0      (125.3)
Equity in net losses of affiliated companies                             547.2        90.5         7.3          40.0        32.2
Fixed Charges (see below), excluding capitalized interest                233.2       348.0       662.7         671.8       632.2
                                                                     ---------  ----------   ---------    ----------   ---------
     Total                                                           $ 2,873.9  $  1,919.0   $ 3,542.1    $    914.9   $   302.3
                                                                     =========  ==========   =========    ==========   =========
Fixed charges:
Interest expense                                                     $   223.3  $    305.7   $   550.8    $    565.9   $   550.6
Minority interest expense (pre tax)                                        0.0        29.0        91.4          80.6        51.5
Capitalized interest                                                       0.0         0.0         0.0           0.0         0.0
Interest component of rentals charged to income                            9.9        13.3        20.5          25.3        30.1
Dividends on subsidiary preferred stock                                    0.0         0.0         0.0           0.0         0.0
                                                                     ---------  ----------   ---------    ----------   ---------
     Total fixed charges including capitalized interest              $   233.2  $    348.0   $   662.7    $    671.8   $   632.2
                                                                     =========  ==========   =========    ==========   =========
Ratio of earnings to fixed charges                                        12.3         5.5         5.3           1.4         0.5
                                                                     =========  ==========   =========    ==========   =========

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                                                                        THREE MONTHS ENDED MARCH 31
                                                                          2002              2003
                                                                        ---------------------------
                                                                           (DOLLARS IN MILLIONS)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest       $   147.6        $   (27.0)
Income tax expense (benefit)                                                100.0            (14.5)
Equity in net losses of affiliated companies                                  2.8              2.2
Fixed Charges (see below), excluding capitalized interest                   151.8            138.2
                                                                        ---------        ---------
     Total                                                              $   402.2        $    98.9
                                                                        =========        =========
Fixed charges:
Interest expense                                                        $   127.6        $   129.8
Minority interest expense (pre tax)                                     $    17.0        $       -
Capitalized interest                                                          0.0              0.0
Interest component of rentals charged to income                               7.2              8.4
Dividends on subsidiary preferred stock                                       0.0              0.0
                                                                        ---------        ---------
     Total fixed charges including capitalized interest                 $   151.8        $   138.2
                                                                        =========        =========
Ratio of earnings to fixed charges                                            2.6              0.7
                                                                        =========        =========
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